Exhibit 99.5

QVC Prices $1.05 Billion of New Senior Secured Notes

WEST CHESTER, Pa. (March 4, 2013) - QVC, Inc. announced today the pricing of $750 million principal amount of new 4.375% senior secured notes due 2023 and $300 million principal amount of new 5.950% senior secured notes due 2043 (collectively, the “Notes”). The Notes will be secured by a first-priority lien on the capital stock of QVC, which is the same collateral that secures QVC’s existing secured indebtedness and certain future indebtedness.  The net proceeds from the offering will be used, together with cash on hand, to fund QVC’s cash tender offer for any and all of its $500 million aggregate principal amount of 7.125% senior secured notes due 2017 and up to $250 million aggregate principal amount of its 7.50% senior secured notes due 2019. To the extent that the net proceeds from the sale of the Notes exceeds the amount of funds required to purchase the tendered notes, then any excess funds will be used for general corporate purposes, which may include the refinancing of indebtedness under QVC’s senior secured credit facility. The offering is expected to close on or about March 18, 2013, subject to customary closing conditions.  QVC, Inc. is a wholly-owned subsidiary of Liberty Interactive Corporation (Nasdaq: LINTA, LINTB, LVNTA, LVNTB).

QVC will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act.

In connection with the offering of the Notes, QVC will agree, subject to certain conditions, to file a registration statement relating to a registered offer to exchange the Notes for new registered notes having substantially identical terms as the Notes.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy the offered Notes, nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the completion of the offering and the use of proceeds from the offering. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and QVC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC, including the most recent Form 10-K for additional information about QVC and about the risks and uncertainties related to QVC’s business which may affect the statements made in this press release.

Contact:
Courtnee Ulrich
720-875-5420

SOURCE Liberty Interactive Corporation